Exhibit 10.1

COLDWATER CREEK INC.

2007 INCENTIVE AWARD PROGRAM FOR EXECUTIVES

The 2007 Incentive Award Program is available to executive officers. Under the 2007 Incentive Award Program, an executive’s bonus will be based on the company’s achievement of minimum levels of EBIT (earnings before interest and taxes) during the second half of fiscal 2007. The Company-wide EBIT goals are the same for all participants, although an individual bonus target amount, expressed as a percentage of base salary, is established by the Compensation Committee for each executive. If EBIT does not exceed a minimum level, no bonus will be awarded under the program. Individual performance will be assessed at year end, and each executive is assigned an overall individual performance score. An individual’s award may be reduced by up to 20% based on his or her performance score.